October 30, 2009

Jerry Lin YS
9740 E. Sharon Drive
Scottsdale, AZ 85260

To: Jonathan Read, CEO of Ecotality, Inc.

Please accept this letter as my formal resignation from the Board of Directors for Ecotality Inc., to become effective as of October 30, 2009. I will remain Chairman of the Technology Committee for Ecotality.

Sincerely,

Jerry Lin YS

October 30, 2009

Harold Sciotto
3812 N. Gallatin St.
Mesa, AZ 85215

To: Jonathan Read, CEO of Ecotality, Inc.

Please accept this letter as my formal resignation from the Board of Directors for Ecotality Inc., to become effective as of October 30. 2009. I will remain Secretary/Treasurer for Ecotality.

Sincerely,

Harold Sciotto